614/223-1624


Securities and Exchange Commission
450 Fifth Street, N.W.
ATTN:  Filing Desk, Stop 1-4
Washington, D.C. 20549-1004

May 17, 1999

Re:  Appalachian Power Company
     Registration Statement on Form S-3
     File No. 333-42593

Gentlemen:

Pursuant to Rule 424(b)(2) and on behalf of Appalachian Power Company (the "Company"), submitted herewith is the Prospectus, dated December 30, 1997, as supplemented by the Prospectus Supplement, dated May 14, 1999, to be used in connection with the anticipated public offering by the Company of $150,000,000 aggregate principal amount of 6.60% Senior Notes, Series C, in the aggregate principal amount of up to $150,000,000.

Very truly yours,

/s/ William E. Johnson

William E. Johnson

WEJ/mms


PROSPECTUS SUPPLEMENT
(To prospectus dated December 30, 1997)

                                              $150,000,000

                                        APPALACHIAN POWER COMPANY

                                 6.60% Senior Notes, Series C, due 2009

        Interest on the Senior Notes is payable semi-annually on May 1 and November 1 of each year, beginning November 1, 1999. The Senior Notes will mature on May 1, 2009. We may redeem the Senior Notes at our option at any time, upon no more than 60 and not less than 30 days' notice by mail. We may redeem the Senior Notes either as a whole or in part at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued interest thereon to the date of redemption. The Senior Notes do not have the benefit of any sinking fund.

        The Senior Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our secured debt, including $964,471,000 of first mortgage bonds as of March 31, 1999. We will issue the Senior Notes only in registered form in multiples of $1,000.

                                      Per Note                       Total

Public offering price (1) . . . . . .  100.00%                    $150,000,000

Underwriting discount   . . . . . . .     .65%                        $975,000

Proceeds, before expenses,
to Appalachian Power Company  . . . .   99.35%                    $149,025,000

(1) Plus accrued interest from May 20, 1999, if settlement occurs after that date.

        The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 20, 1999.

        The Senior Notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


Merrill Lynch & Co.
        NationsBanc Montgomery Securities LLC
                Salomon Smith Barney


The date of this Prospectus Supplement is May 13, 1999.



        You should rely only on the information incorporated by reference or provided in this Prospectus Supplement or the accompanying Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of the document.

                                                                            Page

                                            TABLE OF CONTENTS

                                          Prospectus Supplement

SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES . . . . . . . . . . . . . .  S-3
Principal Amount, Maturity and Interest. . . . . . . . . . . . . . . . .  S-3
Optional Redemption. . . . . . . . . . . . . . . . . . . . . . . . . . .  S-3
Book-Entry Notes - Registration,
   Transfer and Payment of Interest and Principal. . . . . . . . . . . .  S-4
UNDERWRITING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-6


                                               Prospectus

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .    2
Documents Incorporated by Reference. . . . . . . . . . . . . . . . . . .    2
Table of Contents. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . .    4
Description of New Notes . . . . . . . . . . . . . . . . . . . . . . . .    4
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .   10



SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES

        The following description of the particular terms of the Senior Notes supplements and in certain instances replaces the description of the general terms and provisions of the Senior Notes under "Description of New Notes" in the accompanying Prospectus. We will issue the Senior Notes under an Indenture, dated as of January 1, 1998, between us and The Bank of New York, as Trustee, as supplemented and amended and as to be further supplemented and amended.

Principal Amount, Maturity and Interest

        The Senior Notes will be limited in aggregate principal amount to $150,000,000.

        The Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on May 1, 2009 and will bear interest at the rate of 6.60% per annum from May 20, 1999 until May 1, 2009. The Senior Notes are not subject to any sinking fund provision.

        Interest on each Senior Note will be payable semi-annually in arrears on each May 1 and November 1 and at redemption, if any, or maturity. The initial interest payment date is November 1, 1999. Each payment of interest shall include interest accrued through the day before such interest payment date.
Interest on Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will pay interest on the Senior Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of the Senior Notes as of the Regular Record Date (as defined below) for each interest payment date.

        We will pay the principal of the Senior Notes and any premium and interest payable at redemption, if any, or maturity in immediately available funds at the office of The Bank of New York at 101 Barclay Street in New York, New York.

        If any interest payment date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

        The "Regular Record Date" will be the April 15 or October 15 prior to the relevant interest payment date.

        "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

Optional Redemption

        We may redeem the Senior Notes at our option at any time, upon no more than 60 and not less than 30 days' notice by mail. We may redeem the Senior Notes either as a whole or in part at a redemption price equal to the greater of
(i) 100% of the principal amount of the Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued interest thereon to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

        "Comparable  Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company and reasonably acceptable to the Trustee.

        "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in New York City selected by the Company and reasonably acceptable to the Trustee.

        "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Book-Entry Notes - Registration, Transfer, and Payment of
Interest and Principal

        Senior Notes will be book-entry and issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

        A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the
National Association of Securities Dealers, Inc. own DTC.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

        However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

        According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Senior Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

        - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

        - we determine not to require all of the Senior Notes to be represented by a global note and notify the Trustee of our decision.

UNDERWRITING

        Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to each of the Underwriters named below (for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as Representative) and each of the Underwriters has severally agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

                                        Principal Amount
Underwriter                              of Senior Notes

Merrill Lynch, Pierce, Fenner
 & Smith Incorporated ................     $ 60,000,000
NationsBanc Montgomery
 Securities LLC ......................       45,000,000
Salomon Smith Barney Inc .............       45,000,000
         TOTAL  ......................     $150,000,000

        In the Underwriting Agreement, the Underwriters have agreed to the terms and conditions to purchase all of the Senior Notes offered if any of the Senior Notes are purchased.

        The expenses associated with the offer and sale of the Senior Notes are expected to be $274,070.

        The Underwriters propose to offer the Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain securities dealers at such price less a concession not in excess of .4% per Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% per Senior Note to certain brokers and dealers. After the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

        Prior to this offering, there has been no public market for the Senior Notes. The Senior Notes will not be listed on any securities exchange. The Representative has advised us that it intends to make a market in the Senior Notes. The Representative will have no obligation to make a market in the Senior Notes, however, and may cease market making activities, if commenced, at any time. There can be no assurance of a secondary market for the Senior Notes, or that the Senior Notes may be resold.

        We  have  agreed  to  indemnify   the   Underwriters   against   certain
liabilities, including liabilities under the Securities Act of 1933.

        In connection with the offering, the Underwriters may purchase and sell the Senior Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Senior Notes and syndicate short positions involve the sale by the Underwriters of a greater number of Senior Notes than they are required to purchase from us in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such
Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Some of the Underwriters engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business.



PROSPECTUS



                                        APPALACHIAN POWER COMPANY
                                              $150,000,000
                                             Debt Securities

        Appalachian Power Company (the "Company") intends to offer, from time to time, up to $150,000,000 aggregate principal amount of its unsecured debt securities, consisting of debentures, notes or other unsecured evidences of indebtedness (collectively, the "New Notes"). The New Notes will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, denomination, interest rate or rates (or manner of calculation thereof), maturity or maturities, initial public offering price, if any, redemption provisions, if any, any listing on a national securities exchange and other specific terms of each series of New Notes in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement and/or pricing supplement thereto ("Prospectus Supplement").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Company may sell the New Notes through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" herein.

        The date of this Prospectus is December 30, 1997.


        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                          AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange and on the Philadelphia Stock Exchange, where reports and other information concerning the Company may also be inspected.

                                   DOCUMENTS INCORPORATED BY REFERENCE

        The  following   documents  filed  by  the  Company  with  the  SEC  are
incorporated in this Prospectus by reference:

        -- The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

        -- The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                            TABLE OF CONTENTS
                                                                            Page

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Documents Incorporated by Reference. . . . . . . . . . . . . . . . . . . . 2
Table of Contents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . . 4
Description of New Notes . . . . . . . . . . . . . . . . . . . . . . . . . 4
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                               THE COMPANY

        The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 873,000 customers in southwestern Virginia and southern West Virginia, and in supplying electric power at wholesale to other electric utility companies, municipalities and non-utility entities engaged in the wholesale power market. Its principal executive offices are located at 40 Franklin Road, S.W., Roanoke, Virginia 24011 (telephone number: 540- 985-2300). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number:
614-223-1000).

                                             USE OF PROCEEDS

        The Company proposes to use the net proceeds from the sale of the New Notes to redeem or repurchase certain of its outstanding debt and/or preferred stock, to fund its construction program, to repay short-term indebtedness incurred in connection with such purchase or its construction program and for other corporate purposes. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes.

        The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) for 1998 will be approximately $206,000,000. At November 30, 1997, the Company had approximately $88,500,000 of short-term unsecured indebtedness outstanding.

                                   RATIO OF EARNINGS TO FIXED CHARGES

        Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1992 through 1996 and September 30, 1997:

                    12-Month
                  Period Ended                                   Ratio

                December 31, 1992                                2.58
                December 31, 1993                                2.69
                December 31, 1994                                2.37
                December 31, 1995                                2.54
                December 31, 1996                                2.78
                September 30, 1997                               2.45

                                        DESCRIPTION OF NEW NOTES

        The New Notes will be issued in one or more series under an Indenture to be entered into between the Company and The Bank of New York, as Trustee (the "Trustee"), as may be supplemented and amended from time to time by one or more supplemental indentures (the "Indenture"). Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

        All Notes (including the New Notes) to be issued under the Indenture are herein sometimes referred to as "Notes". Copies of the Indenture, including the form of supplemental indenture and Company Order pursuant to which each series of the New Notes may be issued, are filed as exhibits to the Registration Statement.

        The following statements include brief summaries of certain provisions of the Indenture under which Notes will be issued. Such summaries do not purport to be complete and reference is made to the Indenture for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

General

        The New Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured debt of the Company, except debt that by its terms is subordinated to the unsecured debt of the Company. The Indenture provides that Notes may be issued thereunder without limitation as to aggregate principal amount and may be issued thereunder from time to time in one or more series or one or more Tranches thereof, as authorized by a Board Resolution and as set forth in a Company Order or one or more supplemental indentures creating such series. (Section 2.01).

        Substantially all of the fixed properties and franchises of the Company are subject to the lien of its first mortgage bonds (the "Bonds") issued under and secured by a Mortgage and Deed of Trust, dated as of December 1, 1940, as previously supplemented and amended by supplemental indentures, between the Company and Bankers Trust Company, as trustee.

        The New Notes are not convertible into any other security of the Company. Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture do not limit the amount of other debt, secured or unsecured, which may be issued by the Company. In addition, the Indenture does not contain any provisions that afford holders of Notes protection in the event of a highly leveraged transaction involving the Company.

Maturity, Interest, Redemption, Covenants and Restrictions and
Payment

        Information concerning the maturity, interest, if any, redemption provisions, if any, sinking fund, if any, any covenants or restrictions, such as limitations on liens or dividend restrictions, and payment with respect to any series of the New Notes will be contained in a Prospectus Supplement.

Form, Exchange, Registration and Transfer

        Unless otherwise specified in a Prospectus Supplement, New Notes in definitive form will be issued only as registered Notes without coupons in denominations of $1,000 and in integral multiples thereof authorized by the Company. New Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Security Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar with respect to New Notes. The Company may change the place for registration of transfer and exchange of the New Notes and may designate one or more additional places for such registration and exchange. (Sections 2.05 and 4.02).

        The Company shall not be required to (i) issue, register the transfer of or exchange any New Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Notes and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any New Notes or portions thereof called for redemption in whole or in part. (Section 2.05).

Payment and Paying Agents

        Unless otherwise indicated in a Prospectus Supplement, payment of principal of and premium, if any, on any New Note will be made only against surrender to the Paying Agent of such New Note. Principal of and any premium and interest on New Note will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such New Note.

        Unless otherwise indicated in a Prospectus Supplement, the Trustee initially will act as Paying Agent with respect to New Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

        All moneys paid by the Company to a Paying Agent for the payment of the principal of and premium, if any, or interest, if any, on any New Notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Note will thereafter look only to the Company for payment thereof. (Section 11.04).

Modification of the Indenture

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Notes of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Notes; provided, that no such modification may, without the consent of the holder of each outstanding Note affected thereby, (i) extend the fixed maturity of any Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Security (as defined in the Indenture) that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture, (ii) reduce the percentage of Notes, the holders of which are required to consent to any such supplemental indenture, or (iii) reduce the percentage of Notes, the holders of which are required to waive any default and its consequences. (Section 9.02).

        In addition, the Company and the Trustee may execute, without the consent of any holder of Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of Notes. (Sections 2.01, 9.01 and 10.01).

Events of Default

        The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Notes:

                (a) failure for 30 days to pay interest on Notes of that series when due and payable; or

                (b) failure for 3 Business Days to pay principal or premium, if any, on Notes of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

                (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 33% in principal amount of the outstanding Notes of that series; or

                (d)  certain   events   involving   bankruptcy,   insolvency  or
        reorganization of the Company; or

                (e) any other event of default provided for in a series of Notes. (Section 6.01).

        The Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of Notes may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

        The holders of a majority in aggregate outstanding principal amount of any series of Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

        The holders of a majority in aggregate outstanding principal amount of any series of Notes affected thereby may, on behalf of the holders of all Notes of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Notes of such series. (Section 6.06). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d)).

Consolidation, Merger and Sale

        The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Notes. (Section 10.01).

Legal Defeasance and Covenant Defeasance

        Notes of any series may be defeased in accordance with their terms and, unless the supplemental indenture or Company Order establishing the terms of such series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Note, to replace destroyed, lost or stolen Notes and to maintain agencies in respect of the Notes) with respect to the Notes of such series and the Indenture ("legal defeasance"). The Company at any time also may terminate as to a series its obligations with respect to the Notes of that series under any restrictive covenant which may be applicable to that particular series ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the particular series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to that particular series.

        To exercise either of its defeasance options as to a series, the Company must deposit with the Trustee or any paying agent, in trust: moneys or Eligible Obligations, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Notes of such series that are Outstanding (as defined in the Indenture). Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and that such holders will realize gain, loss or income on such Notes, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.
(Section 11.01).

        In the event the Company exercises its option to effect a covenant defeasance with respect to the Notes of any series and the Notes of that series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, the amount of money and Eligible Obligations on deposit with the Trustee may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for such payments. (Section 11.01).

Governing Law

        The Indenture and Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

Concerning the Trustee

        AEP System companies, including the Company, utilize or may utilize some of the banking services offered by The Bank of New York in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                                             LEGAL OPINIONS

        Opinions with respect to the legality of the Notes will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, counsel for any underwriters or agents. Additional legal opinions in connection with the offering of the Notes may be given by John M. Adams, Jr. or David C. House, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. House is an Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company in connection with certain matters.

                                                 EXPERTS

        The financial statements and related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                          PLAN OF DISTRIBUTION

        The Company may sell the New Notes in any of three ways or in any combination of such ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the New Notes will set forth the terms of the offering of the New Notes, including the name or names of any underwriters, dealers or agents, the purchase price of such New Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

        If underwriters are used in the sale, the New Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of New Notes will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase the New Notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Notes if any are purchased.

        New Notes may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Notes in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

        If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Notes from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

        Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.